Amendment to Sublicense Agreement

This amendment (this “Amendment”) to that certain Sublicense Agreement (“Sublicense Agreement”), dated February 1, 2005, by and between Morria Biopharmaceutical, Inc. (“Licensor”) and Morria Biopharmaceuticals PLC (“Licensee”) is effective as of April 4, 2012 (the “Effective Date”).

WHEREAS, pursuant to the Sublicense Agreement, Licensor granted Licensee an exclusive sub-license under that certain Exclusive License Agreement (“License”), dated November 27, 2002, by and between Licensor and Yissum Research Development Company of the Hebrew University of Jerusalem;

WHEREAS, the holders of the Licensee’s Original Issue Discount Senior Secured Convertible Note (“Note”) have been granted a lien in the License and, upon the occurrence of an event of default under such Note, may wish to sub-license the License to a third party;

NOW, THEREFORE, for good and valuable consideration and receipt and sufficiency of which is hereby acknowledged, the parties agree that Section 3.1 of the Sublicense Agreement is hereby amended and restated as follows: “This Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the termination of the Yissum Agreement and (b) written notice from a holder of the Licensee’s Original Issue Discount Senior Secured Convertible Note (“Note”) that an Event of Default (as defined under the Note) has occurred, all applicable grace periods in respect of such Event of Default have lapsed and the Agreement shall be terminated”.

All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

MORRIA BIOPHARMACEUTICALS INC.		MORRIA BIOPHARMACEUTICALS PLC

By:	/s/ Yuval Cohen	By:	/s/ Yuval Cohen
Name: Yuval Cohen		Name: Yuval Cohen
Title: President		Title: President